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                                                               , 1996


Rickel & Associates, Inc.
875 Third Avenue
New York, New York 10022


Integrated Surgical Systems, Inc.
829 West Stadium Lane
Sacramento, California 95834


                           Re:  "Lock-Up" Agreement


Ladies and Gentlemen:

        The undersigned is the owner of certain shares of, or certain rights to acquire, by conversion, exercise or other means, the common stock, par value $.01 per share (the "Common Stock"), of Integrated Surgical Systems, Inc. (the "Company"). In order to induce Rickel & Associates, Inc. ("Rickel") to act as the underwriter in connection with a proposed public offering (the "Offering") of shares of Common Stock and redeemable warrants to purchase Common Stock, the undersigned hereby agrees as follows:

        1. (a) Without the prior written consent of Rickel (and, if required by applicable state blue sky laws, the securities commissions in any such states), for a period of 18 months after the effective date of a registration statement with respect to the Offering (the "Effective Date"), the undersigned will not offer sell, transfer or otherwise dispose of any shares of the Common Stock now owned or hereafter acquired, whether beneficially (as defined below) or of record, by the undersigned, including, but not limited to, shares of Common Stock acquired upon exercise of options or warrants or conversion of any other securities owned by the undersigned (all of the foregoing shares, collectively, the "Restricted Shares"). For purposes of this agreement, the undersigned shall be deemed to "beneficially" own, among other shares, any shares owned by (i) members of his or her family and (ii) any person or entity controlled by the undersigned or under common control with the undersigned.

        (b) Anything to the contrary contained herein notwithstanding, the undersigned may transfer any Restricted Shares to any of the undersigned who, prior to such transfer, agree to be bound by these restrictions on transfer and execute and deliver to Rickel and the Company a copy of this letter: any retirement plan or trust for the benefit of the undersigned, any member of the undersigned's immediate family, any trust for the benefit only of the members of the undersigned's immediate family, and (if the undersigned is an entity) any entity controlled by or under common control with the undersigned.

















































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        2.  The undersigned will cause:

            (i) a copy of this agreement to be available from the Company or the Company's transfer agent upon request and without charge;

           (ii) a notice to be placed on the face of each stock certificate for Restricted Shares stating that the transfer of the Restricted Shares is restricted in accordance with the conditions set forth on the reverse side of the certificate; and

          (iii) a typed legend to be place on the reverse side of each certificate representing Restricted Shares stating that the sale or transfer of the Restricted Shares is subject to certain restrictions pursuant to an agreement between the stockholder and the Company, which agreement is on file with the Company and the stock transfer agent from which a copy is available upon request and without charge.

        3. This agreement and all of its terms and restrictions shall be binding upon the undersigned and each and every one of its legal representatives, heirs, successors and assigns. The terms and conditions contained in this agreement can only be modified (including premature termination of this agreement) with the prior written consent of Rickel.

        4. This agreement shall terminate in the event the Company and Rickel have not entered into an underwriting agreement by December 31, 1996 with respect to the Offering.

        5. This agreement shall be governed by and construed in accordance with the law of the state of New York applicable to agreements made and to be performed entirely in New York.


                                        Very truly yours,


  [Entities:]                           ------------------------------
                                        [name of entity]


                                        By:
                                           ---------------------------
                                             Name:
                                             Title:


  [Individuals:]                         -----------------------------
                                         Name: